Exhibit 8.1

[LETTERHEAD OF DAVIS POLK & WARDWELL]

March 2, 2007

Mercantile Bankshares Corporation

2 Hopkins Plaza

Baltimore, Maryland 21201

Ladies and Gentlemen:

We have acted as counsel for Mercantile Bankshares Corporation (“Mercantile Bankshares”), a Maryland corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 8, 2006 (the “Merger Agreement”) between The PNC Financial Services Group, Inc. (“PNC”), a Pennsylvania corporation and Mercantile Bankshares and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the representation letters of PNC and Mercantile Bankshares delivered to us pursuant to Section 7.3(c) of the Merger Agreement for purposes of this opinion (the “Representation Letters”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. For purposes of this opinion, we have assumed, with your permission, that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by PNC and Mercantile Bankshares in their respective Representation

Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of PNC or Mercantile Bankshares or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by PNC and Mercantile Bankshares referred to above, which we have assumed will be true as of the Effective Time.

Based upon the foregoing it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and PNC and Mercantile Bankshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

The opinions expressed herein have been rendered at your request, are solely for your benefit in connection with the Merger and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

Very truly yours,

/s/ Davis Polk & Wardwell